Exhibit 10

[INSIGHT LETTERHEAD]

March 31, 2006

Mr. Hamid Heidary
34 Fairhand Ct.
Bridgewater, N.J. 08807

Dear Hamid:

I am very pleased to confirm Insight Communications’ offer that you join us effective March 27, 2006 in the capacity of Executive Vice President. The offer contains the following terms.

Salary: As Executive Vice President, you will receive a starting annual base salary of $350,000.00.

Annual Incentive Bonus: You will receive an annual incentive bonus as follows:

(a) 50% of your base salary earned during 2006 and 2007;

(b) 50% of your base salary earned between January 1, 2008 and March 27, 2008 (your second anniversary date of employment).

Thereafter, your eligibility for a bonus will be determined by the bonus program in effect for comparable senior members of Insight management. Except as specified below, any annual incentive bonus will be payable at such time as other bonuses are paid with respect to the relevant period and in accordance with normal payroll policies.

Management Bonus Pool: You will be eligible to participate in the Bonus Pool established in the Securityholders Agreement entered into among the Company and its shareholders and shall be allocated and awarded such cash bonus opportunities as may be approved from time to time by the Compensation Committee of the Board of Directors and subject to the terms and provisions of such Bonus Pool. In order to be entitled to receive a bonus from the Management Bonus Pool, you must be employed by the Company on the last day of the period to which such bonus relates.

Signing Bonus: You will receive a lump sum, one-time sign-on bonus of $100,000.00.  This payment is contingent upon your continued employment with Insight Communications. If you are terminated for “Cause” or if you should resign without “Good Reason” (as defined below) within 12 months of your start date, you agree to repay the signing bonus amount in full.

Equity:  Insight will issue you 1,850 of Series F Non-Voting Common Shares. All shares will be issued pursuant to the Insight Communications Company, Inc. 2005 Stock Incentive Plan, as amended (the “Plan”). You will be required to sign a standard subscription agreement for these shares which provides, among other things, one fifth of the Series F Shares issued shall vest on each of the first, second, third, fourth and fifth anniversaries of the issue date.

Termination of Employment: If your employment is terminated without “Cause” or if you resign for “Good Reason” within two (2) years of your employment date with the Company (hereinafter referred to as the “Term”), we will pay you any accrued and unpaid base salary and earned vacation, plus as liquidated damages:

(1) your prorated (based on the number of days preceding termination) bonus for the calendar year in which the termination occurred, as determined in accordance with your then existing bonus arrangement, which amount will be payable within 10 days of the date of termination, and

(2) continued payment of your base salary and benefits (to the extent they are available) for the greater of the balance of the Term or 12 months, which will be payable in installments on our regular payroll dates.

If your employment is terminated without “Cause” or if you resign for “Good Reason” after two (2) years of your employment date with the Company, we will pay you any accrued and unpaid base salary and earned vacation, plus:

(1)   your prorated (based on the number of days preceding termination) bonus for the calendar year in which the termination occurred, as determined in accordance with your then existing bonus arrangement. To the extent such bonus includes amounts earned during the first two years of employment (specified above), such amounts will be payable within 10 days of the date of termination. Any other prorated bonus will be payable at such time as other bonuses are paid with respect to the relevant period and in accordance with normal payroll policies; and

(2) continued payment of your base salary and benefits (to the extent they are available) for 12 months, which will be payable in installments on our regular payroll dates.

“Cause” means (i) your failure to substantially perform your duties hereunder (other than any such failure due to Executive’s physical or mental illness), (ii) Executive’s engaging in misconduct that has caused or is reasonably expected to result in injury to the Company or any of its affiliates or any of their interests,

(iii) Executive’s breach of fiduciary duty or fraud with respect to the Company or any of its affiliates, (iv) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a felony or other serious crime, and (v) Executive’s material breach of any of Executive’s obligations hereunder, under any other written agreement or covenant with the Company, or under any written policy, program or code of the Company; provided, however, that, with respect to clauses (i), (ii) and (v), the Company shall provide written notice to the Executive specifying in reasonable detail the circumstances claimed to constitute Cause and, if such circumstances may be corrected, such circumstances shall not constitute Cause unless and until the Executive fails to correct the circumstances set forth in the Company’s written notice within, with respect to clauses (ii) or (v), 30 days or, with respect to clause (i), 60 days of receipt of such notice; provided further that, if the circumstances claimed to constitute Cause are not fully curable at the time such written notice is provided and such circumstances claimed to constitute Cause are the result of Executive’s mere ordinary negligence or unintentional failure, act or omission and were carried out (or omitted to be carried out) by the Executive in good faith, such circumstances shall not constitute Cause unless the Executive fails to correct the circumstances set forth in the Company’s written notice within the time period specified in the first proviso above to the extent such circumstances are then curable or if not fully curable, if the uncured circumstances have resulted or are reasonably expected to result in material injury to the Company or any of its affiliates.

“Good Reason” means a resignation by you by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such resignation, within 45 days following the date on which you have actual knowledge of the occurrence, without your consent, of any of the following events and the failure of the Company to correct the circumstances set forth in your written notice within 45 days of receipt of such notice: (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that Executive has or is to assume on the commencement of employment or (ii) a material breach hereunder by the Company. Executive agrees that a corporate reorganization by the Company and/or its affiliates pursuant to which the Company ceases to exist or Executive’s title is changed shall not constitute Good Reason hereunder so long as there is no material diminution or change in the nature of Executive’s duties described herein.

Vehicle Allowance: You will receive a monthly car allowance in an amount to be agreed upon.

Company Benefits:  As Executive Vice President, you will participate in the standard benefits available to Insight personnel, including:

Medical Insurance: You will be eligible to participate in the standard benefit program for Insight personnel including medical, dental and vision, after completion of 90 days of employment. Currently, the Company pays 84% of the premiums for the employee and his eligible dependents. The employee is responsible for paying the remaining 16%. These terms are subject to change from time to time.

During this 90 day waiting period, Insight will pay, on your behalf, the premiums necessary to continue the individual policy for medical coverage that you currently have in place. Alternatively, Insight will arrange and pay for coverage under a medical insurance program for you and your family during the 90 day waiting period prior to your becoming eligible to participate in the Company’s group medical coverage.

Life Insurance:  Life insurance will be provided pursuant to the Company’s life insurance plan for comparable senior executives. That plan provides a death benefit equal to 1.5 times annual base salary.

Disability and Supplemental Income Protection Plan:  As a senior executive with Insight, you will be eligible to receive benefits pursuant to the Company’s Supplemental Income Protection Plan. In the event of a qualifying disability, and after an elimination period of 90 days (if approved), you would receive a maximum benefit of $2,500 per month in addition to the benefits available under the Company’s standard Long Term Disability Plan.

401k Plan: You will be eligible to contribute to Insight’s 401(k) Plan immediately upon your employment with the Company. Beginning in the calendar quarter following your completion of 6 months of service you will be eligible to begin receiving matching contributions to your account consistent with the terms of Insight’s 401k Plan.

Vacation: You will be eligible for five (5) weeks of vacation per year. This vacation benefit goes beyond the normal vacation benefit for new Insight employees. Therefore, if your employment should terminate for any reason, you will be paid only for unused vacation time that would have accrued under Insight’s vacation schedule.

Work Location: It is understood that as Executive Vice President, it will be necessary for you to spend approximately 3 days per week (Tuesday-Thursday) working in Insight’s Louisville, Ky. operations or elsewhere among our operating areas as the need dictates. The remaining work days of the week will typically be (at your discretion) spent either working from your home or out of the Company’s New York offices.

This offer of employment is contingent upon your successfully completing a drug screening and background check. We will forward to you, under separate cover, the instructions and documents to process your background check and pre-employment drug screening. Also, within three (3) business days of the date your employment commences, you will need to complete the necessary form to verify your eligibility to work legally in the United States.

If you are in agreement with the offer terms above, please sign the attached copy of this letter and return to me. We look forward to your joining us at Insight. If you have any questions or if I can help you in any way, please do not hesitate to contact me.

Sincerely,

/s/ James D. Morgan
James D. Morgan
Senior Vice President of Human Resources

Accepted:	/s/ Hamid Heidary

Date:	4-4-06